Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS ON CLINICAL PROGRAM STATUS
AND 2012 FIRST QUARTER RESULTS

Conference Call at 11:00 a.m. Eastern Time

The Woodlands, Texas, May 3, 2012 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months ended March 31, 2012
“We continue to make excellent progress in our clinical-development stage programs and preclinical pipeline. Our Phase 2b study of LX4211 in patients with type 2 diabetes has completed enrollment and is on track to obtain top-line data by mid-year,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “In addition, in the first quarter of 2012, we initiated Phase 2 studies of LX1033 in patients with diarrhea-predominant irritable bowel syndrome (IBS-d) and of LX1032 in patients with ulcerative colitis, and we launched a Phase 1-2 proof-of-concept study of LX7101 in glaucoma patients. We look forward to obtaining data from these and our other ongoing studies and continuing the advancement of our clinical pipeline.”
Key Progress in Clinical Pipeline

•
Lexicon completed enrollment in the ongoing 12-week Phase 2b study of LX4211, a dual inhibitor of sodium-glucose cotransporters 1 and 2, in patients with type 2 diabetes. Top-line data from this study are anticipated by mid-year.

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Lexicon is proceeding with preparations for Phase 3 registrational trials of telotristat etiprate (LX1032), an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels, in patients with carcinoid syndrome. Lexicon also initiated a Phase 2 proof-of-concept trial of telotristat etiprate in patients with ulcerative colitis.

•	Lexicon launched a Phase 2 trial of LX1033, a serotonin synthesis inhibitor, in patients with IBS‑d.

•	Lexicon recently completed enrollment in a dose-ranging study to explore higher doses of LX2931, an inhibitor of sphingosine-1-phosphate lyase, in patients with rheumatoid arthritis.

•
Lexicon initiated a Phase 1-2 proof-of-concept study of LX7101 in glaucoma patients. LX7101 targets LIM domain kinase 2 (LIMK2), a novel mechanism of action that Lexicon research identified in preclinical models as reducing intraocular pressure by allowing more fluid to flow through the trabecular meshwork of the anterior chamber of the eye.

Revenues: Lexicon's revenues for the three months ended March 31, 2012 decreased 50 percent to $0.3 million from $0.6 million for the corresponding period in 2011. The decrease for the three months ended March 31, 2012 was primarily attributable to reduced revenues from the United States Army Medical Research Acquisition Activity and Lexicon's alliance with Taconic Farms.
Research and Development Expenses: Research and development expenses for the three months ended March 31, 2012 decreased four percent to $23.0 million from $23.9 million for the corresponding period in 2011. The decrease was primarily attributable to decreases in facility and personnel costs, partially offset by an increase in external manufacturing, clinical research and development costs.
Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $2.1 million and $1.1 million for the three months ended March 31, 2012 and 2011, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2012 decreased four percent to $4.6 million from $4.8 million for the corresponding period in 2011. The decrease was primarily attributable to decreases in personnel and facility costs.
Consolidated Net Loss: Net loss for the three months ended March 31, 2012 was $29.9 million, or $0.06 per share, compared to a net loss of $29.6 million, or $0.09 per share, in the corresponding period in 2011. For the three months ended March 31, 2012, net loss included non-cash, stock-based compensation expense of $1.7 million, compared to $1.5 million in the corresponding period in 2011.
Cash and Investments: As of March 31, 2012, Lexicon had $253.7 million in cash and investments, as compared to $281.7 million as of December 31, 2011.
Lexicon Conference Call:
Lexicon management will hold a conference call and webcast at 11:00 a.m. Eastern Time on May 3, 2012 to discuss financial results for the first quarter of 2012 and the current status of its clinical programs. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 73722762. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on Lexicon's corporate website at www.lexpharma.com through May 31, 2012.
About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has four drug programs in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.
Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of telotristat etiprate (LX1032), LX1033, LX2931, LX4211, and LX7101 including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of telotristat etiprate (LX1032), LX1033, LX2931, LX4211, and LX7101. This press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of telotristat etiprate (LX1032), LX1033, LX2931, LX4211, and LX7101 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact for Lexicon:
D. Wade Walke, Ph.D.
Senior Director, Corporate Communications and Investor Relations
281/863-3046
wwalke@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2012	2011
	(unaudited)
Revenues:
Collaborative research	$152	$516
Subscription and license fees	148	80
Total revenues	300	596
Operating expenses:
Research and development, including stock-based compensation of $1,037 and $839, respectively	23,037	23,921
Increase in fair value of Symphony Icon, Inc. purchase liability	2,081	1,058
General and administrative, including stock-based compensation of $681 and $633, respectively	4,565	4,753
Total operating expenses	29,683	29,732
Loss from operations	(29,383)	(29,136)
Interest income	56	87
Interest expense	(537)	(607)
Other income (expense), net	(4)	27
Consolidated net loss	$(29,868)	$(29,629)

Consolidated net loss per common share, basic and diluted	$(0.06)	$(0.09)

Shares used in computing consolidated net loss per common share, basic and diluted	480,324	337,527

Consolidated Balance Sheet Data	As of March 31,	As of December 31,
(In thousands)	2012	2011
	(unaudited)
Cash and investments	$253,656	$281,692
Property and equipment, net	45,526	46,417
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	402,792	430,512
Deferred revenue	14,331	14,331
Current and long-term debt	24,541	24,894
Other long-term liabilities.	57,170	55,146
Accumulated deficit	(819,489)	(789,621)
Total stockholders' equity	268,971	297,568